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                                 EXHIBIT 99
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                                                       For Immediate Release
                                                    Contact: Wayne H. Benson
                                         President & Chief Executive Officer
                                                              (618) 395-8676


                          COMMUNITY FINANCIAL CORP.
                                PRESS RELEASE



Olney, Illinois, November 21, 2001 .... Wayne H. Benson, President of
Community Financial Corp., Olney, Illinois (Nasdaq.nms: CFIC) announced today that the company has entered into an amendment to its Agreement of Affiliation and Merger, dated as of March 30, 2001, as amended, by and among the company, First Financial Corporation, Terre Haute, Indiana, and a subsidiary of First Financial Corporation, to provide for a minimum purchase price of $15.14 per share of common stock of the company. However, if a formula value per share of common stock is less than this amount, as of five business days before the anticipated closing date of the merger, First Financial Corporation reserves the right to terminate the merger agreement. The company is sending a proxy statement to its shareholders today, calling a meeting of its shareholders for December 19, 2001, at which time the merger agreement will be submitted for approval by the shareholders. Mr. Benson said that certain regulatory approvals had been received but the merger was still subject to the satisfaction of certain conditions with respect to the regulatory approvals. If approved, it is anticipated that the merger will occur shortly after January 1, 2002.